UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 18, 2007
Asset Acceptance Capital Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-50552	80-0076779
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

28405 Van Dyke Avenue, Warren, Michigan	48093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	586-939-9600
Not Applicable
Former name or former address, if changed since last report
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
and

Item 8.01.	Other Events.
     As announced in a press release dated June 18, 2007, a copy of which is attached hereto as Exhibit 99, the Board of Directors of Asset Acceptance Capital Corp. (the “Company”) approved, on June 18, 2007, a special one-time cash dividend of $2.45 per share of its common stock payable on July 31, 2007 to shareholders of record on July 19, 2007. This special one-time cash dividend is part of the Company’s previously announced plan to recapitalize its balance sheet and return $150 million to shareholders.
     On June 18, 2007, the Board of Directors of the Company also approved the following adjustments to outstanding stock option awards and outstanding deferred stock units (DSU’s) previously granted under the Company’s 2004 Stock Incentive Plan, as amended (the “Plan”), in connection with and following the approval of the special one-time cash dividend of $2.45 per share:
•	The exercise price per share for each stock option will be reduced by $2.45, the amount of the special one-time cash dividend per share.

•	$2.45, the amount of the special one-time cash dividend per share, will be credited to the account associated with each outstanding DSU, and the dollar value of the additional credits will be converted into additional DSU’s based on the fair market value of the underlying shares immediately after the Company’s payment of the special one-time cash dividend on July 31, 2007.
These adjustments will be effective immediately after the payment of the dividend on July 31, 2007. Changes in the beneficial ownership of stock options and DSU’s by each executive officer and director, as the case may be, of the Company resulting from the adjustments described above will be reflected on each such individual’s respective Form 4 filed with the SEC after the adjustments become effective on July 31, 2007.

Item 9.01	Financial Statements and Exhibits.
Exhibits

Exhibit Number	Description

99	Press release, dated June 18, 2007, announcing the Company’s declaration of a special one-time cash dividend of $2.45 per share.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asset Acceptance Capital Corp.
June 18, 2007	By:	/s/ Nathaniel F. Bradley IV
		Name:	Nathaniel F. Bradley IV
		Title:	Chairman of the Board, President and Chief Executive Officer